Exhibit to Accompany
Sub-Item 77(O): Transactions effected pursuant to Rule 10f-3
FORM N-SAR
THE MARSICO INVESTMENT FUND  (the "Funds")
File Number: 811-08397
Period April 01, 2006 through September 30, 2007

Name of Issuer: The Blackstone Group, L.P.
Date of Offering:6/21/07
Date of Purchase:6/21/07
Underwriter from whom purchased: ABN AMRO Rothschild LLC, Bear, Stearns & CO. Inc, Blaylock & Company, Inc, Credit Suisse Securities (USA) LLC, Calyon Securities (USA) Inc.,
 Chapin Davis, Chatsworth Securities LLC, Citigroup Global Markets Inc., Deustche Bank Securities Inc., Dominick & Dominick LLC, Skandinaviska Enskilda Banken AB, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Jackson Securities, LLC, Lazard Capital Markets LLC, Lehman Brothers Inc, Loop Capital Markets, LLC, Merrill Lynch, Pierce, Fenner & Smith Inc., Mizuho Securities USA Inc., Morgan Stanley & Co Inc., Muriel Siebert & Co., Inc., Nikko Citigroup Limited, RBC Capital Markets Corp, Samuel A. Ramirez & Co, Inc., Stephens Inc., Toussaint Capital Partners, LLC, UBS Securities LLC, Wachovia Capital Markets LLC, Wells Fargo Securities, LLC, The Williams Capital Group, L.P.
"Affiliated Underwriter" in the syndicate: Banc of America Securities LLC Aggregate Principal amount of purchase:
Focus Fund $88,972,821 Aggregate Shares Purchased for
Fund:2,870,091
Aggregate Shares Issued in Total Offering:133,333,334 Purchase price (net of fees and expenses):$31.00 / share
Commission, spread or profit:	$0.756 / share